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                                  EXHIBIT 5.1
                         OPINION OF COOLEY GODWARD LLP

March 10, 2000

Copper Mountain Networks, Inc.
2470 Embarcadero Way
Palo Alto, CA 94303

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Copper Mountain Networks, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 130,563 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to outstanding options assumed by the Company, originally granted under the OnPREM Networks Corporation 1998 Stock Option Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Plan, a form of each of the option agreements assumed by the Company, the Company's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the respective option agreements, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp

By: Lance W. Bridges
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   Lance W. Bridges